Exhibit 99.1

Chattem Reports Third Quarter and Nine Month Results; Raises Fiscal 2008 Guidance and Provides Initial Fiscal 2009 Guidance

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--September 25, 2008--Chattem, Inc. (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, today announced financial results for the third fiscal quarter and nine months ended August 31, 2008.

“The momentum of our business has continued behind our key brands such as ACT®, Gold Bond®, Icy Hot® and Cortizone-10®, resulting in strong revenue and earnings growth for the first nine months of fiscal 2008. In addition, our strong cash flows have allowed us to rapidly reduce our outstanding debt to our stated target for the end of fiscal 2008 while also repurchasing approximately 418,000 shares of our common stock in the first nine months,” said Zan Guerry, Chairman and Chief Executive Officer of Chattem. “This strong growth and cash flow generation result from effective advertising, the strength of our key brands and continued success of our 2008 product launches. With these positive results and the continued strength of our key brands, we are raising our fiscal 2008 guidance and are pleased to provide an exciting initial outlook for fiscal 2009,” Guerry also highlighted.

FIRST NINE MONTHS FINANCIAL RESULTS

Total revenues for the first nine months of fiscal 2008 were $349.4 million compared to total revenues of $322.8 million in the prior year period, representing an 8% increase. Revenue growth for the first nine months of fiscal 2008 was led by the five brands acquired from Johnson & Johnson on January 2, 2007 (ACT, Coritzone-10, Unisom®, Balmex® and Kaopectate®) and strong sales growth from Gold Bond, Icy Hot and Aspercreme®. Offsetting these increases in part was a decline in sales of Dexatrim® due to increased competition in the diet aid category, Icy Hot Heat Therapy as a result of our voluntary recall of the product in our first fiscal quarter of 2008 and Icy Hot Pro Therapy.

Net income in the first nine months of fiscal 2008 was $49.6 million, compared to $44.9 million in the prior year period, and earnings per share were $2.56, compared to $2.33 in the prior year period. Net income in the first nine months of fiscal 2008 included a loss on early extinguishment of debt, employee stock option expenses under SFAS 123R, non-recurring expenses related to the voluntary recall of Icy Hot Heat Therapy and a settlement related to claims alleging pulmonary arterial hypertension as a result of ingestion of Dexatrim products in 1998 through 2003. Net income in the first nine months of fiscal 2007 included a loss on early extinguishment of debt and employee stock option expenses under SFAS 123R. As adjusted to exclude these items, net income in the first nine months of fiscal 2008 was $63.8 million, compared to $49.3 million in the prior year period, and earnings per share were $3.29, compared to $2.56 in the prior year period, an increase of 29%.

THIRD QUARTER FINANCIAL RESULTS

Total revenues for the third quarter of fiscal 2008 were $111.9 million compared to total revenues of $109.0 million in the prior year quarter, representing a 3% increase. Revenue growth for the quarter was driven by strong sales of ACT, Icy Hot, Gold Bond, Cortizone-10, Aspercreme and Bullfrog®. These sales increases were offset in part by lower sales of Dexatrim and Icy Hot Heat Therapy.

Net income for the third quarter of fiscal 2008 was $14.0 million compared to net income of $16.3 million in the prior year quarter. Earnings per share for the third quarter were $0.73 compared to $0.84 in the prior year quarter. Net income in the third quarter of fiscal 2008 included employee stock option expenses under SFAS 123R, an adjustment related to the voluntary recall of Icy Hot Heat Therapy products and a settlement related to claims alleging pulmonary arterial hypertension as a result of ingestion of Dexatrim products in 1998 through 2003. Net income in the third quarter of fiscal 2007 included a loss on early extinguishment of debt and employee stock option expenses under SFAS 123R. As adjusted to exclude these items, net income in the third quarter of fiscal 2008 was $22.3 million, or $1.17 per share, compared to $17.5 million, or $0.90 per share, in the prior year quarter, an increase of 30%.

KEY HIGHLIGHTS

  Gross margin for the first nine months of fiscal 2008 was 71.6% compared to 69.4% for the prior year period. For the third quarter of fiscal 2008, gross margin was 71.6%, compared to 69.9% in the prior year quarter. The gross margin increase was largely attributable to the integration of the manufacturing of certain of the brands acquired from Johnson & Johnson in January 2007.
  Advertising and promotion expense (A&P) in the first nine months of fiscal 2008 increased by $5.3 million to $91.5 million, or 26.2% of total revenues, from $86.2 million, or 26.7% of total revenues, in the prior year period. For the third quarter of fiscal 2008 A&P decreased by $1.0 million to $26.8 million, or 23.9% as a percentage of total revenues for the third quarter of fiscal 2008, as compared to 25.5% in the prior year quarter.
  Selling, general and administrative expenses (SG&A) increased by $3.3 million during the first nine months of fiscal 2008 to $45.7 million or 13.0% as a percentage of total revenues as compared to 13.2% for the first nine months of fiscal 2007. SG&A decreased by $0.6 million in the third quarter of fiscal 2008 to $15.0 million or 13.4% as a percentage of total revenues for the third quarter of fiscal 2008 as compared to 14.3% in the prior year quarter. In the first nine months of fiscal 2008, the Company absorbed transition services costs similar to those paid to Johnson & Johnson related to freight and administrative costs that were recorded as acquisition expenses in the first nine months of fiscal 2007.
  Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding one-time product recall expenses and the settlement related to Dexatrim products was $121.7 million, or 34.8% of total revenues, for the first nine months of fiscal 2008, up 19.5%, compared to $101.9 million, or 31.6% of total revenues, for the first nine months of fiscal 2007. EBITDA excluding an adjustment related to the voluntary recall of Icy Hot Heat Therapy products and the settlement related to Dexatrim products was $41.5 million, or 37.1% of total revenues, for the third quarter of fiscal 2008, up 16.0%, as compared to $35.8 million, or 32.8% of total revenues, for the prior year quarter.
  During fiscal 2008, the Company has repurchased a total of 418,281 shares of the Company’s common stock for approximately $26.3 million, or an average of $62.94 per share. In the third quarter of fiscal 2008, the Company repurchased 230,900 shares of the Company’s common stock for approximately $13.8 million, or an average of $59.65 per share.
  Total debt was $460.3 million as of August 31, 2008, a reduction of $47.7 million from the November 30, 2007 balance of $508.0 million. The ratio of total debt to EBITDA adjusted for the one-time product recall expenses and settlement related to Dexatrim products was 3.0x for the period ending August 31, 2008.
  During the third quarter of fiscal 2008, the Company reached a settlement on all 26 known claims alleging pulmonary arterial hypertension as a result of the ingestion of Dexatrim products in 1998 through 2003, including the 17 previously disclosed claims. The settlement of the 26 claims totals $13.25 million, of which $2.6 million will be funded from the Dexatrim litigation settlement trust, and is included as litigation settlement in the unaudited consolidated statements of income attached hereto.

FISCAL 2008 GUIDANCE

The Company currently expects earnings per share for fiscal 2008 to be in the range of $4.20 to $4.25 as compared to our earlier estimate of $4.00 to $4.20, trending toward the upper-end of this range, in each case excluding stock option expenses under SFAS 123R, loss on debt extinguishment, non-recurring product recall expenses and litigation settlement related to Dexatrim products. Stock option expense under SFAS 123R for fiscal 2008 is estimated to be $0.20 per share.

FISCAL 2009 GUIDANCE

“Our exciting line-up of new products is expected to continue our revenue growth into fiscal 2009, fuel our earnings momentum and continue to generate strong cash flow,” stated Zan Guerry, Chairman and Chief Executive Officer. “We will continue to support our brands with increased advertising spending, monitor our capital structure as we decrease our debt and leverage our infrastructure. We currently expect earnings per share for fiscal 2009 to be in the range of $4.80 to $5.00 per share, excluding stock option expenses under SFAS 123R and loss on debt extinguishment. We will continue to benefit from the tax deduction resulting from the amortization of acquired trademarks and the integrated convertible bond hedge that are not amortized to determine earnings per share, but together generate approximately $19.0 million of incremental cash flow not considered in this earnings per share guidance. Stock option expense under SFAS 123R for fiscal 2009 is estimated to be $0.26 per share.”

NON-GAAP FINANCIAL MEASURES

In addition to presenting financial results in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, this earnings release also presents certain non-GAAP financial measures, including adjusted net income, adjusted earnings per share, EBITDA, EBITDA excluding one-time product recall expenses and the settlement related to Dexatrim products and free cash flow. A reconciliation of adjusted net income, EBITDA and EBITDA excluding one-time product recall expenses and the settlement related to Dexatrim products to net income reported in accordance with GAAP for the fiscal third quarter and first nine months of fiscal 2008 and fiscal 2007 is provided in the unaudited consolidated statements of income attached hereto. As discussed in this release, the Company defines free cash flow as cash flows from operations less capital expenditures. A reconciliation of free cash flow to cash flows from operations reported in accordance with GAAP is presented in the unaudited financial statements attached hereto. Chattem believes these non-GAAP financial measures provide both management and investors with additional insight into the Company’s operational strength and ongoing operating performance. These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with U.S. GAAP. See the accompanying Form 8-K under which this earnings release is furnished to the Securities and Exchange Commission for further discussion of the utility of these non-GAAP measures and the purposes for which they are used by management.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include the estimated stock option expenses under SFAS 123R, the estimated product recall expenses and the fiscal 2008 and fiscal 2009 earnings per share guidance. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to the expected impact of the product recall on sales of other topical analgesic products, the amount of the estimated product recall expenses, the impact of the litigation settlement on Dexatrim sales, the possibility of additional claims alleging pulmonary arterial hypertension and the risk factors disclosed in our Annual Report on Form 10-K for the year ended November 30, 2007, as added or revised by our subsequent Quarterly Reports on Form 10-Q, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these in light of new information or future events.

WEBCAST

Chattem will provide an online Web simulcast and rebroadcast of its fiscal third quarter 2008 conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com today, Thursday September 25, 2008 beginning at 8:30 a.m. ET. The online replay will follow shortly after the call and be available through October 2, 2008. Please note that the webcast requires Windows Media Player. For additional information please contact Robert Long, Vice President and Chief Financial Officer at 423-821-2037 x3450.

ABOUT CHATTEM

Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company's portfolio of products includes well-recognized brands such as Icy Hot, Gold Bond, Selsun Blue®, ACT, Cortizone-10 and Unisom. Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada. For more information, please visit the Company’s website: www.chattem.com.

CHATTEM, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended August 31,		For the Nine Months Ended August 31,

	2008	2007	2008	2007

REVENUES	$111,929	$108,965	$349,418	$322,760

COSTS AND EXPENSES:
Cost of sales	31,753	32,793	99,127	98,868
Advertising and promotion	26,789	27,760	91,532	86,211
Selling, general and administrative	15,024	15,626	45,676	42,348
Litigation settlement	11,196	-	11,196	-
Product recall expenses	(112)	-	5,931	-
Acquisition expenses	-	-	-	2,057
Total costs and expenses	84,650	76,179	253,462	229,484

INCOME FROM OPERATIONS	27,279	32,786	95,956	93,276

OTHER INCOME (EXPENSE):
Interest expense	(6,176)	(7,147)	(19,293)	(22,702)
Investment and other income, net	109	206	362	1,090
Loss on early extinguishment of debt	-	(414)	(526)	(2,633)
Total other income (expense)	(6,067)	(7,355)	(19,457)	(24,245)

INCOME BEFORE INCOME TAXES	21,212	25,431	76,499	69,031

PROVISION FOR INCOME TAXES	7,246	9,119	26,928	24,161

NET INCOME	$13,966	$16,312	$49,571	$44,870

DILUTED SHARES OUTSTANDING	19,004	19,409	19,385	19,273

NET INCOME PER COMMON SHARE (DILUTED)	$0.73	$0.84	$2.56	$2.33

NET INCOME (EXCLUDING DEBT EXTINGUISHMENT, SFAS 123R EXPENSE, LITIGATION SETTLEMENT AND PRODUCT RECALL EXPENSES) PER COMMON SHARE (DILUTED):

Net income	$13,966	$16,312	$49,571	$44,870
Add:
Loss on early extinguishment of debt	-	414	526	2,633
SFAS 123R expense	1,701	1,490	4,281	4,122
Litigation settlement	11,196	-	11,196	-
Product recall expenses	(112)	-	5,931	-
Provision for income taxes	(4,464)	(690)	(7,721)	(2,364)

Net income (excluding debt extinguishment, SFAS 123R expense, litigation settlement and product recall expenses)	$22,287	$17,526	$63,784	$49,261

Net income (excluding debt extinguishment, SFAS 123R expense, litigation settlement and product recall expenses) per common share (diluted)	$1.17	$0.90	$3.29	$2.56

EBITDA RECONCILIATION (EXCLUDING LITIGATION SETTLEMENT AND PRODUCT RECALL EXPENSES):

Net income	$13,966	$16,312	$49,571	$44,870
Add:
Provision for income taxes	7,246	9,119	26,928	24,161
Interest expense, net (includes loss on early extinguishment of debt)	6,067	7,355	19,457	24,245
Depreciation and amortization (including SFAS 123R expense, less amounts included in interest)	3,145	2,991	8,604	8,588
EBITDA	$30,424	$35,777	$104,560	$101,864
Litigation settlement	11,196	-	11,196	-
Product recall expenses	(112)	-	5,931	-
EBITDA (excluding litigation settlement and product recall expenses)	$41,508	$35,777	$121,687	$101,864

Depreciation & amortization (including SFAS 123R expense)	$3,801	$3,672	$10,597	$10,583
Capital expenditures	$1,101	$2,186	$3,567	$3,793

CASH FLOWS FROM OPERATIONS:	For the Nine Months Ended August 31,

	2008	2007

Net Income	$49,571	$44,870
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,316	6,461
Deferred income taxes	12,404	11,126
Tax benefit realized from stock options exercised	(2,342)	(4,747)
Stock-based compensation expense	4,281	4,122
Loss on early extinguishment of debt	526	2,633
Other, net	137	13
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(7,567)	(12,903)
Inventories	2,611	2,172
Prepaid expenses and other current assets	(5,885)	833
Accounts payable and accrued liabilities	17,248	18,741
Net cash provided by operating activities	$77,300	$73,321

FREE CASH FLOW RECONCILIATION:

Net cash provided by operating activities	$77,300	$73,321
Less: Capital expenditures	(3,567)	(3,793)
Free cash flow	$73,733	$69,528

Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.

CHATTEM, INC.
SELECTED SUMMARY FINANCIAL DATA
(In thousands)
(Unaudited)

SELECTED INCOME STATEMENT DATA:

The following table sets forth, for the periods indicated, certain items from our Consolidated Statements of Income expressed as a percentage of total revenues:

	For the Three Months Ended		For the Nine Months Ended
	August 31, 2008	August 31, 2007	August 31, 2008	August 31, 2007

TOTAL REVENUES	100%	100%	100%	100%

COSTS AND EXPENSES:
Cost of sales	28.4	30.1	28.4	30.6
Advertising and promotion	23.9	25.5	26.2	26.7
Selling, general and administrative	13.4	14.3	13.0	13.2
Litigation settlement	10.0	-	3.2	-
Product recall expenses	(0.1)	-	1.7	-
Acquisition costs	-	-	-	0.6
Total costs and expenses	75.6	69.9	72.5	71.1

INCOME FROM OPERATIONS	24.4	30.1	27.5	28.9

OTHER INCOME (EXPENSE):
Interest expense	(5.5)	(6.6)	(5.5)	(7.0)
Investment and other income, net	0.1	0.2	0.1	0.3
Loss on early extinguishment of debt	-	(0.4)	(0.2)	(0.8)
Total other income (expense)	(5.4)	(6.8)	(5.6)	(7.5)

INCOME BEFORE INCOME TAXES	19.0	23.3	21.9	21.4

PROVISION FOR INCOME TAXES	6.5	8.4	7.7	7.5

NET INCOME	12.5%	14.9%	14.2%	13.9%

SELECTED BALANCE SHEET DATA:	August 31, 2008	August 31, 2007

Cash and cash equivalents	$13,031	$13,069
Accounts receivable, net	$51,320	$42,755
Inventories	$40,655	$35,270
Accounts payable, accrued liabilities and bank overdraft	$56,277	$47,291

Senior bank debt	$127,750	$191,250
Subordinated debt	$332,500	$332,500
Total debt	$460,250	$523,750

SHARE REPURCHASE DATA:	For the Three Months Ended		For the Nine Months Ended
	August 31, 2008	August 31, 2007	August 31, 2008	August 31, 2007

Shares repurchased	231	380	418	380
Cash paid for share repurchases	$13,773	$22,260	$26,327	$22,260

SUMMARY OF NET SALES:

Net sales by domestic product category and total international for the third quarter of fiscal 2008, as compared to the corresponding period in fiscal 2007, were as follows:
			Increase (Decrease)
	2008	2007	Amount	Percentage
Medicated skin care	$35,806	$32,678	$3,128	10%
Topical pain care (1)	24,192	23,548	644	3%
Oral care	15,859	13,042	2,817	22%
Internal OTC's	12,149	12,967	(818)	(6%)
Medicated dandruff shampoos	7,654	8,770	(1,116)	(13%)
Dietary supplements	4,939	6,710	(1,771)	(26%)
Other OTC and toiletry products	4,364	3,046	1,318	43%

Total Domestic	104,963	100,761	4,202	4%
International revenues (including royalties)	6,966	8,204	(1,238)	(15%)

Total Revenues	$111,929	$108,965	$2,964	3%

Net sales by domestic product category and total international for the first nine months of fiscal 2008, as compared to the corresponding period in fiscal 2007, were as follows:
			Increase (Decrease)
	2008	2007	Amount	Percentage
Medicated skin care	$107,931	$92,105	$15,826	17%
Topical pain care (1)	74,279	75,700	(1,421)	(2%)
Oral care	47,045	35,260	11,785	33%
Internal OTC's	36,633	33,430	3,203	10%
Medicated dandruff shampoos	26,940	27,406	(466)	(2%)
Dietary supplements	15,446	21,564	(6,118)	(28%)
Other OTC and toiletry products	16,695	16,136	559	3%

Total Domestic	324,969	301,601	23,368	8%
International revenues (including royalties)	24,449	21,159	3,290	16%

Total Revenues	$349,418	$322,760	$26,658	8%

(1) Includes Icy Hot Heat Therapy and Icy Hot Pro Therapy

CONTACT:
Chattem, Inc.
Robert Long, 423-821-2037 x3450
Vice President and Chief Financial Officer